Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Marrone Bio Innovations, Inc. on Form S-8 (File No.’s 333-191048, 333-219981, 333-222846, 333-225401, 333-229859 and 333-232039) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 16, 2020, with respect to our audits of the consolidated financial statements of Marrone Bio Innovations, Inc. as of December 31, 2019 and 2018 and for the each of the two years in the period ended December 31, 2019 and our report dated March 16, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Marrone Bio Innovations, Inc. as of December 31, 2019, which reports are included in this Annual Report on Form 10-K of Marrone Bio Innovations, Inc. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019, due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), as amended.

/s/ Marcum llp

Marcum llp

San Francisco, CA

March 16, 2020